Exhibit 99.1

29-Oct-2015

Coca-Cola Enterprises, Inc. (CCE)

Q3 2015 Earnings Call

Coca-Cola Enterprises, Inc. (CCE)

Q3 2015 Earnings Call

Raw Transcript

29-Oct-2015

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MANAGEMENT DISCUSSION SECTION

John F. Brock

As we work to create shareowner value at CCE, we are also focused on the successful creation of Coca-Cola European Partners, which will combine our territories with the Iberian and German bottlers. The process is on schedule for a close in the second quarter of 2016. Once combined, CCEP will build on each bottler’s capabilities, driving new efficiencies, and leveraging best practices.

The new companies increased scale, and improves capabilities will make it a stronger commercial partner at every level. And ultimately, will drive long-term value creation for shareholders.

To ensure CCEP success, the teams are focused on three specific areas. First, each organization, that is CCE, CCIP, and CCEAG has a clear focus on delivering full-year 2015 objectives.

Second, each companies engaged in a cross organizational effort to ensure that the transaction is successfully closed. As mentioned, this process is on schedule with a planned close in the second quarter of 2016.

Finally, the company’s our focus on moving forward to prepare for the integration. Led by Victor Rufart, who will be CCEP’s Chief Integration Officer, a team will ensure that CCEP is ready to realize the opportunities created by the new company overtime. We’ll continue to keep you posted on developments, involving the new company, as we work toward a successful close.

As previously announced, Damian Gammell has now officially joined our team at CCE as Chief Operating Officer, a position he will assume for CCEP as well. Damian has a wealth of experience within the Coca-

Cola system, most recently as Beverage, Group President and CEO of Anadolu Efes. We are very pleased that he is with us and we look forward to Damien’s leadership as we move towards the launch of CCEP.

So in closing, let me make a few key points. While our operating conditions continue to be difficult, I remain optimistic about the future for both CCE and CCEP. We sell many of the world’s most recognized soft drink brands that are preferred and desired by both our customers and consumers. We operate in highly developed stable markets that offer opportunities for growth and enhanced effectiveness and efficiency. We have a highly skilled and dedicated team of people at every level in the company. This team approaches the challenges of every day with experience and drive, always seeking new ways to serve our customers and grow our business.

And importantly we have a solid partnership with the Coca-Cola Company, which includes an aligned approach to our markets on a commitment to develop and grow our portfolio.

Importantly, as we move towards the creation of a new entity, CCEP, which will be the world’s largest independent Coca-Cola bottling by net sales, we will utilize each of these assets to accomplish our number one objective, creating increasing levels of value for our sure shareholders.

Nik Jhangiani

And as John mentioned, we have cross organizational teams working to ensure that the CCEP transaction closes as expected in the second quarter of 2016 and that CCEP launches successfully.

For 2015 the previously disclosed CCEP projected full year 2015 operating income and EBITDA remain on track while CCE is revised net sales outlook has slightly lowered expectations with CCEP’s net sales.

All figures are on a comparable and currency neutral basis. Additionally, pre-tax run rate synergies continue to be on track, and we look forward to providing more information on CCEP after the initial filing of the draft proxy. In closing, let me emphasize that even as we work to create CCEP, we continue to have a keen focus on restoring value building growth for CCE on capturing the opportunities before us on enhancing the effectiveness of our business.

Together these efforts will allow us to succeed despite the persistent operating challenges of today.

We have a solid history of and a commitment to managing the levers of our business to deliver value. This is even more important in today’s environment.

As always, we remain focused on creating consistent, long-term profitable growth and generating cash. Together with the new management team at we intend to continue this commitment into CCEP, all with the goal of delivering increasing levels of shareowner value.

QUESTION AND ANSWER SECTION

Bonnie Herzog

Q

I have a question on your guidance. You lowered your topline to flat to slightly negative but maintain your operating income and then EPS growth guidance, which implies some cost-cutting relative to your previous expectations, so could you talk about that a little bit more and then what your expectations are for marketing expenses. And then, more broadly your operating expense growth has generally outpaced your topline growth pretty consistently so just curious if there’s an opportunity to cut cost further there?

A

To your question around OpEx I would say to you, we remain very focused on that and that’s something that we continue to challenge ourselves both with CCE and I think also in line if we look at CCEP and the synergies there is going to be a big opportunity for us to look at our overall SG&A costs. On the marketing expenses piece, I would continue to indicate to you that we remain on track with what we had planned to spend along with the Coca-Cola Company and we’re not backing down from that.

Bonnie Herzog

Judy Hong

Q

Thank you. Good morning. So I wanted to just focus a little bit on your topline performance on the sparkling brands and just obviously we had the week whether in the U.K. on the soft consumer environment and some of the competitive dynamics that you’ve cited, but if you think about all the efforts that you and the Coca-Cola Company are doing to drive some topline growth, do you feel like that those are working and are you starting to see at least on an underlying basis some of the green shoots that you would expect to see from some of those efforts and if not then what other efforts are really on the way to kind of drive stronger growth?

And then, just in terms of Spain and Germany because I guess Nik you commented on the total performance topline projections of that you had given really being a little bit impacted by the CCE softer topline projection now, but I guess weather it probably helps some of the markets like Spain and Germany, so just wondering why those projections aren’t changing at this point?

Nik Jhangiani

A

Yes, sure Judy, you’re right. I mean the topline softness is primarily coming from CCE’s revise numbers and that too being driven primarily by GB where we did see very poor weather starting up principally in August. So I think across some of our markets too, I think we continue to see a better performance than what we’ve seen in GB, supported by better weather which I would say is right for Germany and Spain as well. And so we are able to reaffirm the overall numbers for CCEP which includes Spain and Germany pretty much at the same levels as we initially talked to you in August.

Steve Powers

Q

Thanks. Good morning. Not to belabor the top line and I appreciate the comments around weather and the macro context et cetera but I’m just struck again by the longevity of the trends really going back to 2010, since you’ve formed yourself as a European only company, based on your current guidance versus pro forma 2010 revenues are going to be down, gross profits seem poised to be about flat and yet EBITDA is expected to be up and up and up sizably in margin terms.

So I guess especially in the context of a quarter where gross margins were up so significantly, and where it appears you continue to lose share in some key markets I’m just wondering maybe if there’s a growing case for you to begin investing even more to drive that growth whether it’s investing in price and promotion even if just temporarily, investing and stills categories that may require at least a temporary margin sacrifice et cetera. Because I just – we’ve been talking this seems like a Groundhog Day where we have the same conversation this great expense control. It’s been great for five years but the top line has been parentally soft.

A

So I think when we look at the longevity here over the last five years we’ve say the first two went actually broadly in line with what we expected the last three and half had been more challenging as you pointed out. And I think it’s because of those macroeconomic factors principally, our consumers and customers. And frankly we again remain relatively optimistic as we look to the future. And we think about the brands that we have the relationship with the Coca-Cola Company. The ability to drive innovation and then of course as we think about the future and even stronger business model that we’re going to have going forward with CCEP.

Mark Swartzberg

Q

Yes. Thanks. Good morning guys. I guess I’ll focus this question on CC although if you can address it for CCEP or CCEP that would be great. When you look at your total brand spend, and think about the portion that nonworking dollars, is there a lot of opportunity there to eliminate those dollars, how far along are you in that exercise?

And then, also, as you think about total brand spend, maybe it’s an unfair comparison but we see Dr Pepper Snapple here in the U.S. slowly building share and cards while keeping the total dollars spent essentially flat, so how would you characterize your effectiveness monitoring ROI and really having the dollars that are being spent used to actually produce this objective of share growth?

A

Well first of all we on Coca-Cola spend together in terms of brand and marketing spending. And most of the consumer marketing is spent by the Coca-Cola Company. In terms of our marketing spend, we constantly are looking at absolutely the most effective and efficient way of doing it and continue to try to optimize it week in and week out to maximize our set of results and obviously you can assume we’ll be doing the same thing as we move forward with the CCEP.

Robert Ottenstein

Q

Terrific. That’s very helpful. And as you stand back looking at the entire year, being flat, you could argue that that, given all the kind of distraction obviously that management has with the transaction that’s actually a pretty good result, is that how you are looking at it? Do you feel reasonably good about your commercial progress or do you feel that there are certain things that you need to be doing, so it’s not flat, but it’s actually growing?

A

The key to the future is getting the growth algorithm back on track we are committed to doing that. We are committed further to working with the Coke to do that and we think as we work with CCEP in this new entity we are committed to doing that, because growth is what it’s all about.